UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2025

AvePoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39048	83-4461709
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Washington Blvd, Suite 1400 Jersey City, NJ (Address of principal executive offices)	07310 (Zip Code)

Registrant’s telephone number, including area code: (201) 793-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AVPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Underwriting Agreement

On September 16, 2025, AvePoint, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, Morgan Stanley & Co. LLC., Oversea-Chinese Banking Corporation Limited and UBS Securities, LLC as representatives of the several underwriters named therein (collectively, the “Underwriters”), and certain selling securityholders named in Schedule II thereto (the “Selling Securityholders”), relating to the underwritten public offering of 13,290,360 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Company’s automatic shelf Registration Statement on Form S-3 (File No. 333-290264) and a related prospectus and prospectus supplement at a public offering price of S$19.50 (approximately US$15.21) per share (the “Offering”).

The Offering consists of 13,290,360 shares of Common Stock sold by the Selling Securityholders (the “Shares”). Under the terms of the Underwriting Agreement, a Selling Securityholder granted the Underwriters an option exercisable for 30 days to purchase up to an additional 1,993,550 shares of Common Stock at the public offering price, less underwriting discounts and commissions.

In addition, the Company has applied for a secondary listing by way of introduction (“Introduction”) of Common Stock on the Main Board of Singapore Exchange Securities Trading Limited (the “SGX-ST”), which will be granted when the Company has been admitted to the Official List of the SGX-ST. The Company has received a letter of eligibility from the SGX-ST for the listing and quotation of the Common Stock on the Main Board of the SGX-ST. The Company’s eligibility to list and admission to the Official List of the SGX-ST are not to be taken as an indication of the merits of the Introduction, the Company and its subsidiaries or the Common Stock. A copy of the introductory document containing details of the Introduction will be available on SGXNET. The Common Stock is expected to begin trading on the SGX-ST at 9.00 a.m. (Singapore time) on September 19, 2025 under the symbol AVP, following the settlement of the Offering on or around 8:30 p.m. (Eastern time) on September 18, 2025. For a period of 30 days following such listing, the Common Stock sold in the Offering and listed on the Main Board of the SGX-ST will not be transferable to Nasdaq, as the Central Depository (Pte) Limited, the Singapore clearing house and central depository will block any requests from its depositors to transfer Common Stock held through its DTC participation to another DTC participant.

The Selling Securityholders expect to receive proceeds, before expenses from the Offering of approximately US$202 million. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Securityholders, but it has agreed to pay the Selling Securityholders for certain of their expenses in connection with the Offering, excluding all underwriting discounts and commissions applicable to the sale of shares of Common Stock by the Selling Securityholders.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company and the Selling Securityholders, customary conditions to closing, indemnification obligations of the Company, the Selling Securityholders, and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to such agreement.

The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering is filed as Exhibit 5.1 hereto.

Pricing of Public Offering

On September 16, 2025, the Company issued a media release announcing the pricing of the Offering. A copy of the media release is filed as Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated September 16, 2025

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

99.1	Media release of the registrant dated September 16, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEPOINT, INC.

Dated: September 16, 2025	By:	/s/ Brian Michael Brown
Brian Michael Brown
Chief Legal and Compliance Officer, and Secretary